RITA Medical Systems to Present at UBS Global Life Sciences Conference
September 23, 2004 08:55:00 AM ET

MOUNTAIN VIEW, Calif., Sept. 23 /PRNewswire-FirstCall/ -- RITA Medical Systems, Inc. RITA today announced that President and CEO Joseph M. DeVivo is scheduled to make an investor presentation at the UBS Global Life Sciences Conference at 9:30 a.m. EDT on Thursday, September 30, 2004. The conference runs from September 27-30, 2004 at the Grand Hyatt in New York City.

DeVivo will be presenting on behalf of the Company, providing an overview on the recent merger, advances in product development and sales and marketing initiatives for the coming year.

A live webcast of the Company's presentation at the UBS Conference will be available via a link provided at www.RITAmedical.com.

About RITA Medical Systems, Inc.

RITA Medical Systems develops manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex(R) technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

Certain statements in this news release may represent forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

For further information, please contact: Investors, Matt Clawson, matt@allencaron.com, or Media, Len Hall, len@allencaron.com, both of Allen & Caron Inc, +1-949-474-4300, for RITA Medical Systems, Inc.; or Don Stewart, Chief Financial Officer, dstewart@ritamed.com, or Stephen Pedroff, VP Marketing Comm., spedroff@ritamed.com, both of RITA Medical Systems, Inc., +1-650-314-3400.

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